Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GRI Bio, Inc.
La Jolla, CA
We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-274972, 333-276205, 333-280323, 333-286072 and 333-291999) Form S-3 (Nos. 333-279348, 333-283234, 333-274972, 333-272276 and 333-293065), and Form S-8 (Nos. 333-284149, 333-289593, 333-255972 and 333-293063) of GRI Bio, Inc. of our report dated January 29, 2026 (which includes an explanatory paragraph regarding GRI Bio, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of GRI Bio, Inc. as of and for the year ended December 31, 2025, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC
San Francisco, CA
January 29, 2026